Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 (Registration No. 333-202440) of Arch Capital Group Ltd. of our report dated March 30, 2016 relating to the consolidated financial statements of United Guaranty Corporation and its subsidiaries, which appears in Arch Capital Group Ltd.’s Current Report on Form 8-K dated September 22, 2016. We also consent to the reference to us under the heading “Independent Registered Public Accounting Firm” in such Registration Statement.

PricewaterhouseCoopers LLP
New York, New York
November 4, 2016